Exhibit 10.1

2024 Annual Incentive Plan
Effective January 1, 2024

ANNUAL INCENTIVE PLAN PURPOSE
The 2024 Annual Incentive Plan (“Plan”) is intended to motivate and reward associates for performance that drives achievement of UScellular’s business goals. We measure performance using both financial and non-financial goals that are tied to our business strategy. Incentive awards are based on performance results for UScellular and each participant’s individual performance and behavior as exemplified by the Company’s Dynamic Organization (“D.O.”).

ELIGIBILITY
All UScellular associates hired on or before September 30, 2024 are eligible to participate in this 2024 Annual Incentive Plan unless they:

•are classified by UScellular as a temporary associate or contractor; or
•are in jobs classified by UScellular as non-exempt in the customer service or financial services functions within the Customer Support Division; or
•participate in any other cash incentive compensation plan at UScellular.

Plan eligibility is also conditioned on satisfaction of any additional eligibility requirements set forth in the attached Administrative Guidelines. Eligibility for the Plan is not a guarantee of an incentive award payment.

ANNUAL INCENTIVE COMPONENTS & WEIGHTINGS
The 2024 Annual Incentive Plan has two performance components (company and individual performance for the plan year) which come together to determine an associate’s award. The Plan components and weightings are provided below:

Plan Component	Component Weighting
	Officers	Other Associates
Company Performance	80% (1)	60%
Individual Performance	20%	40%
(1)70% weighted on UScellular company performance as measured against financial metrics (refer to Company Performance Metrics section below) and 10% weighted on the UScellular Chair's assessment of UScellular's performance (refer to UScellular Chair Assessment section below)

COMPANY PERFORMANCE METRICS

The 2024 Annual Incentive Plan company performance is measured by performance against the following three financial metrics with weightings and definitions provided below. Actual performance will be assessed against the targeted performance for each performance metric.

Company Performance Metric	Metric Weighting
Consolidated Total Service Revenues	50%
Consolidated Operating Cash Flow	40%
Consolidated Capital Expenditures	10%

Consolidated Total Service Revenues: Total service revenues determined on a consolidated company-wide basis and in a manner consistent with UScellular’s presentation of total service revenues for external reporting purposes.

Consolidated Operating Cash Flow: Operating cash flow determined on a consolidated company-wide basis and in a manner consistent with UScellular’s presentation of Adjusted OIBDA (Operating income before depreciation, amortization, accretion, gains and losses) for external reporting purposes, and further adjusted to remove expenses associated with the annual incentive and performance share unit plans.

Consolidated Capital Expenditures: Capital expenditures determined on a consolidated company-wide basis and in a manner consistent with UScellular’s presentation of capital expenditures for external reporting purposes.

Company Performance Measures:

Performance Measure	Minimum	Maximum
Consolidated Total Service Revenues	90%	110%
Consolidated Operating Cash Flow	85%	115%
Consolidated Capital Expenditures	105%	90%

Incentive Payouts as a Percent of Target at Minimum and Maximum Performance Levels
The incentive payouts will be determined by the level of achievement against each metric. If any metric is not achieved at the minimum level, there will be no incentive paid with respect to that metric. The minimum and maximum payout levels reinforce the Company’s pay for performance philosophy.

Performance Measure	Minimum	Target	Maximum
Consolidated Total Service Revenues	50%	100%	200%
Consolidated Operating Cash Flow	50%	100%	200%
Consolidated Capital Expenditures	50%	100%	150%

Incentive payouts between the minimum and target performance levels and between the target and maximum performance levels will be computed by interpolation.

INDIVIDUAL PERFORMANCE METRICS

Each associate’s performance will be evaluated, and a performance rating assigned based on achievement of individual performance goals established for the plan year. Any incentive for individual performance will be payable according to the guidelines shown in the table below, subject to appropriate approval.

Individual Performance Rating	% Payout Range
Far Exceeds Expectations (FE)	140% - 160%
Exceeds Expectations (EE)	115% - 135%
Meets Expectations (ME)	90% - 110%
Partially Meets Expectations (PM)	0%
Fails to Meet Expectations (FM)	0%

OFFICER MEASURE: USCELLULAR CHAIR ASSESSMENT
The UScellular Chair assesses UScellular’s overall company performance for the plan year and may consider the following factors and other information deemed relevant in determining the level of attainment for this measure.

•Achievement of key goals and objectives provided to the UScellular board of directors.
•Accomplishing / making commendable progress on major initiatives for the year to the extent not covered under the key goals and objectives provided to the board of directors.
•Developing and enhancing strategies and plans that strengthen the Company’s ability to successfully compete in the marketplace.

Assessment Criteria	% Payout Range
Far exceeds target performance: Performance greatly exceeded that which was planned and expected.	130% - 160%
Exceeds target performance: Performance exceeded that which was planned and expected.	110% - 130%
Meets target performance: Performance was essentially equivalent to that which was planned and expected.	90% - 110%
Partially meets target performance: Given the conditions that prevailed, performance was sufficient to merit a partial incentive.	Up to 90%
Fails to partially meet target performance: Given the conditions that prevailed, performance was not sufficient to merit any incentive.	0%

MISCELLANEOUS PROVISIONS

The Plan is subject to the Administrative Guidelines attached. There are no oral or written agreements or understandings between UScellular and the participants affecting or relating to this Plan not referenced herein. If any participant fails to adhere to the ethical, legal, and other standards as referenced by UScellular policy, UScellular shall have the right to revoke this Plan, reduce or eliminate compensation as it applies to the violator, or any other remedy as provided by corporate policy or law.

Any compensation earned or paid pursuant to this Plan is subject to forfeiture, recovery by UScellular or other action pursuant to UScellular’s Policy on Recoupment and Forfeiture of Incentive Compensation and any other clawback or recoupment policy which UScellular may adopt from time to time.

This Plan shall not be construed as an employment contract or as a promise of continuing employment between UScellular and the associate. Employment with UScellular is terminable at will, i.e., either the participant or UScellular may terminate the relationship at any time, with or without cause.

The 2024 Annual Incentive Plan, as set forth in this document, represents the general guidelines UScellular intends to utilize to determine the incentives, if any, that will be paid. Results associated with acquisitions and / or divestitures will be evaluated on a case-by-case basis to determine whether adjustments to target or actual results are warranted. The UScellular Chair in his/her/their discretion may adjust targets or actual results to reflect unanticipated events. UScellular reserves the right to modify or terminate the Plan at its sole discretion, at any time (including during or following the applicable plan year) and for any reason, with or without written notification and without regard to the effect that any such action may have on any associate’s incentive or potential incentive. UScellular shall have the full power and authority to interpret and administer the Plan and shall be the sole arbiter of all matters of interpretation and application of the Plan.

/s/ Laurent C. Therivel	March 13, 2024
President and CEO	Date

/s/ LeRoy T. Carlson, Jr.	March 14, 2024
Chair	Date

ADMINISTRATIVE GUIDELINES
PLAN YEAR EFFECTIVE DATES	January 1, 2024 – December 31, 2024
GENERAL ADMINISTRATION
Exempt Associates: The target annual incentive payout for exempt participants will be based on the associate’s base earnings paid during the plan year (in the case of a mid-year rehire, starting from their rehire date). Base Earnings are defined as base wages, paid time off taken, and any differential pay (excludes Short-term disability pay, Long-term disability pay, Paid Parental Leave, Military Service Leave of Absence, any Paid Personal Leave of Absence, incentives, merit-related lump sum payments, equity, on call pay and any additional compensation not related to base earnings).
Non-Exempt Associates: The target annual incentive payout for non-exempt participants will be based on the associate’s base earnings and over-time (OT) earnings paid during the plan year (in the case of a mid-year rehire, starting from their rehire date). Base Earnings are defined as base wages, paid time off taken and any differential pay (excludes Short-term disability pay, Long-term disability pay, Paid Parental Leave, Military Service Leave of Absence, any Paid Personal Leave of Absence, incentives, merit-related lump sum payments, equity, on call pay and any additional compensation not related to base earnings).

VESTING	The incentive does not vest and no incentive shall be paid unless the associate remains actively employed through the actual incentive payout date (however, in the event of retirement / death prior to the actual incentive payout date, see Separation Prior to Payout Date below).
NEW HIRE ELIGIBILITY	Associates must be hired on or before September 30th of the plan year to be eligible.
INDIVIDUAL PERFORMANCE	Any associate who receives an annual individual performance rating of Far Exceeds Expectations, Exceeds Expectations, or Meets Expectations is eligible for an incentive payout. No incentive will be paid to any associate who receives an annual individual performance rating of Partially Meets Expectations or Fails to Meet Expectations, regardless of company performance, unless otherwise approved by the President and CEO and/or the Chair of UScellular as appropriate.
SEPARATION PRIOR TO PAYOUT DATE	Not eligible for a payout unless separation is due to reasons of retirement or death and under the circumstances described below (or unless approved by the President and CEO and/or the Chair of UScellular as appropriate).

Associate must have elected to retire on or after age 55 with a minimum of 10 years of total combined adjusted service within UScellular and any other TDS business units to be eligible for a retirement payout (unless otherwise approved by the President and CEO and/or the Chair of UScellular as appropriate). An associate will not be eligible for a retirement payout if the associate is separating for any other reason, even if the associate has satisfied the age and service requirements for retirement.

In the event of death or retirement during the plan year (1/1 – 12/31) a prorated incentive for time worked at target (100% Plan attainment) will be paid provided that the associate has been employed through at least January 31st of the plan year. An associate who is not employed through at least January 31st of the plan year will not be eligible to receive any incentive payout. The payout will be made as soon as administratively possible following the date of the event (but no later than the Incentive Payout Date, as described below).

In the event of death or retirement after the plan year, but before the payout date for the plan year, a participant will be eligible to receive an incentive for that year based upon actual Plan attainment for company performance (including the Chair’s assessment, if applicable). Individual performance will be paid out at 100% of target. The payout will be made as soon as administratively possible following the date of the event and after receiving actual Plan attainment (but no later than the Incentive Payout Date, as described below).

RETIREMENT OR DEATH PRIOR TO PAYOUT DATE
TRANSFERS/PROMOTIONS WITHIN COMPANY DURING PLAN YEAR
Within this Plan:
If an associate is promoted / transferred within this Plan, no prorations will be made in determining the associate’s incentive. The associate’s incentive will be based on the associate’s effective position as of 09/30/24.

Between this Plan and a Quarterly or Monthly Plan:
Prorated payouts from both plans will be determined following the end of that plan’s incentive period. The following factors will be considered in the determination of the payout: both plans’ attainment percentages, individual performance in each plan, eligible base earnings from each position occupied during the plan year (if applicable), target incentive assigned for each plan, and percentage of time worked in each plan during the plan year.

TRANSFERS TO/ FROM TDS DURING THE PLAN YEAR	If an associate transfers to/from another TDS business unit, he/she/they will be eligible to receive a prorated payout under this Plan based on time worked at UScellular and performance while at UScellular. Any incentive for those who transfer to/from another TDS business during the plan year will be based on the associate’s effective position at UScellular as of 09/30/24 or their official system transfer date of record, which will be used if transfer to TDS occurs before 09/30 or if transfer to UScellular occurs after 09/30.
INCENTIVE PAYOUT DATE	The incentive will be paid no later than March 15th of the year following the end of the plan year (12/31/2024). Notwithstanding the foregoing, in the event that payment by March 15, 2025 is administratively impracticable and such impracticability was unforeseeable (in each case, such that the payment continues to qualify as a “short-term deferral” within the meaning of section 409A of the Internal Revenue Code), payment will be made as soon as administratively practicable after March 15, 2025, but in no event later than December 31, 2025. Payment will be in the form of a lump sum.